Exhibit 10.2
SunCoast Holdings, Inc.

401 E. Las Olas Blvd. Suite 1540	Telephone 954.670.2900
Ft. Lauderdale, FL 33301
November 17, 2006
Ted Bryant
12507 SE 67 St.
Bellevue, WA 98006
Dear Ted:
On behalf of SunCoast Holdings, Inc., I am pleased to offer you the position as the Director of Business Development of SunCoast Holdings, Inc. We believe your skills and abilities are well suited to our current needs, and we look forward to your contributions.
As the Director of Business Development, you will be responsible for all business development matters of the company and its subsidiaries. You will be reporting directly to me.
The following summarizes our understanding of your employment:
1.	HIRE DATE -TBD

2.	COMPENSATION — This is a full-time position with a bi-weekly salary of $6,923.07, which is the equivalent of $180,000 per year. You will receive an increase in salary to $200,000 per year which will be effective on January 1 , 2008

3.	INCENTIVE BONUS PLAN — You will be awarded an Incentive Bonus not less than $12,500. The award will be paid by the end of the First quarter of the following year. Subsequent incentives will be determined under our incentive bonus plan whereby your award will be determined by goals and expectations as approved the Board of Directors. These awards range between 0% — 50% of base pay and are determined on goals that are financial in nature.

4.	SIGN ON BONUS — You will be awarded a $7,500 sign on bonus which will be payable at start date.

5.	STOCK OPTIONS — This position is eligible for stock option grants. Stock Option grants are subject Board approval and all provisions of the SunCoast Holdings, Inc. Stock Option Plan. You will receive 5,000 stock options at signing. Subsequent grants are subject to board approval usually done every February Board meeting.

6.	BENEFITS — You will be eligible for participation in employee benefit plans offered by the Company. Benefits will be effective the first day of the month following 30 days of employment.

7.	VACATION — Senior management and executives are provided four weeks of vacation, prorated based on date of hire, with additional weeks in accordance with the anniversary dates in the vacation policy.

8.	MOVING EXPENSES — Since it is difficult to estimate the costs of moving you and your family to Fort Lauderdale, FL, we agree to pay for all reasonable moving and relocation expenses. These expenses will include, but not be limited to, moving your tangible personal property, travel expenses for you and your family, temporary housing for a period not to exceed three months, and other miscellaneous personal expenses brought

SunCoast Holdings, Inc.

401 E. Las Olas Blvd. Suite 1540	Telephone 954.670.2900
Ft. Lauderdale, FL 33301
to or caused by your move to Florida. In all instances, the expenses will be reasonable and will be incurred only after obtaining prior approval by SunCoast Holdings, Inc.
9.	Severance- 1 year severance.
We are excited that you have selected SunCoast Holdings, Inc. and look forward to having you on our team.
Sincerely,
Steven M. Mariano
Chairman and CEO
Please signify your acceptance and understanding of the above terms by signing below. You understand that you are free to resign at any time with or without cause and without prior notice. SunCoast also reserves the same right to terminate employment at anytime with or without cause and without prior notice except as may be required by law. This offer of employment does not constitute an agreement or contract for employment for any specified period or definite duration. You understand that no representative of SunCoast, other than an authorized officer, has the authority to make any assurances to the contrary. You further understand that any such assurances must be in writing and signed by an authorized officer.

Signature	Date